UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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1st Pacific Bancorp
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Proxy Materials

9333 Genesee Avenue, Suite 300

San Diego, California 92121

(858) 875-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2008

TO THE SHAREHOLDERS OF 1st PACIFIC BANCORP:

NOTICE IS HEREBY GIVEN by the Board of Directors (the “Board of Directors”) of 1st Pacific Bancorp (the “Company”, “1st Pacific Bancorp”, “we”, or “us”) that the 2008 Annual Meeting of Shareholders of the Company will be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, La Jolla, California 92037, on Thursday, May 15, 2008 beginning at 8:30 a.m. local time, and at any continuations or adjournments thereof (the “Meeting”).  This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about April 8, 2008.  The matters to be considered and voted upon at the Meeting, and at any continuations or adjournments thereof, are as follows:

1.     Election of Directors. To elect the following eight (8) nominees to serve as directors until the next annual meeting of shareholders and until their respective successors are elected and have been qualified:

Robert P. Cange	Susan Lew
Ronald J. Carlson	Albert Logan, CPA
Albert Colucci	Christopher Scripps McKellar
James G. Knight, M.D.	A. Vincent Siciliano

2.     Transaction of Other Business. To transact such other business as may properly come before the meeting and at any continuations or adjournments thereof.  Management of the Company is not aware of any other such business.

Shareholders of record at the close of business on March 24, 2008 are entitled to receive notice of and to vote at the meeting.

NOMINATION OF DIRECTORS

Section 3.3 of the Company’s bylaws provides for the nomination of directors in the following manner:

“Nominations for election of members of the board may be made by the board or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors.  Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders.  Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt.  The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee.  Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee.  The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.

A copy of the preceding paragraph shall be set forth in the notice to shareholders of any meeting at which directors are to be elected.”

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE.  WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.  IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY THEN WITHDRAW YOUR PROXY.  THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.  PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING SO THAT WE MAY ASSURE ADEQUATE ACCOMMODATIONS.

BY ORDER OF THE BOARD OF DIRECTORS

Robert P. Cange
Corporate Secretary
Dated: April 10, 2008
San Diego, California

PROXY STATEMENT FOR THE

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2008

INFORMATION CONCERNING PROXY

A form of proxy for voting your shares at the Meeting is enclosed.  Whether or not you plan to attend the meeting in person, please complete and return your proxy card or vote by telephone or via the internet by following the instructions on your proxy card.   Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted by filing with the Corporate Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date.  In addition, the power of a proxy holder will be revoked if the shareholder is present at the Meeting and advises the Chairman of the Meeting of the shareholder’s election to vote in person.  Unless revoked, all shares presented by a properly executed proxy received prior to the Meeting will be voted as directed or, if no direction is indicated, all shares will be voted “FOR” Proposal No. 1, the election as directors of the nominees specified in this Proxy Statement.

The proxy also confers discretionary authority, in accordance with the recommendation of the Board of Directors, to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed and is properly presented for action at the Meeting and may include, among other things, action with respect to procedural matters pertaining to the conduct of the Meeting and the election of any person to any office for which a bona fide nominee is nominated.

The Board of Directors is soliciting the enclosed proxy.  The principal solicitation of proxies is being made by mail, although additional solicitation may be made by telephone, e-mail or personal visits by the Company’s directors, officers and employees.  The Company may, at its discretion, engage the services of a proxy solicitation firm to assist in the solicitation of proxies.  The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material and such expenses as may be paid to any proxy soliciting firm engaged by the Company.

VOTING SECURITIES

Outstanding Shares and Record Date

Shareholders of record as of the close of business on March 24, 2008 (the “Record Date”), will be entitled to receive notice of and to vote at the Meeting.  As of the Record Date, the Company had 4,947,763 shares of common stock, no par value (the “Common Stock”) outstanding and had approximately 565 holders of record.

Voting Rights

Each shareholder of record as of the Record Date is entitled to cast one vote for each share of Common Stock held on each matter to come before the Meeting, except that shareholders may have cumulative voting rights with respect to the election of directors.

Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of votes held in the shareholder’s name on the Record Date.  This total number of votes may be cast for one nominee or may be distributed among as many nominees as the shareholder desires.  Under California law, no shareholder can cumulate votes unless, prior to voting at the Meeting, such shareholder has given notice of his or her intention to cumulate his or her votes at the Meeting.  If any shareholder properly gives such notice, then all shareholders may cumulate their votes for candidates in nomination.  The Board of Directors does not, at this time, intend to give such notice or to cumulate the votes it may hold pursuant to the proxies solicited herein unless the required notice by a shareholder is given, in which event votes represented by proxies delivered pursuant to this Proxy Statement may be cumulated at the discretion of the proxy holders, in accordance with the recommendation of the Board of Directors.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting and any continuation or adjournment thereof.  The approval by holders of a majority of the shares present and voting at the Meeting is required for the election of the director nominees set forth in Proposal 1, provided that if shares are voted cumulatively, the eight nominees receiving the highest number of votes will be elected.  Broker non-votes, or shares held by a broker or nominee that are represented at the Meeting but with respect to which the broker or nominee is not empowered to vote on a particular matter, will be counted only in determining whether a quorum is present at the Meeting.

Shares that are not represented in person or by proxy at the Meeting shall not be counted in determining whether a quorum is present and shall not be deemed present at the Meeting.  Proxies that are submitted by any shareholder unmarked as to any matter shall be voted according to the recommendation of the Board of Directors.  A proxy withholding authority to vote for a director nominee as to Proposal 1, if shares are not voted cumulatively, will be counted as a vote not in favor of the director nominee.  A vote of abstention, as to any proposal as to which abstention is permitted, will be counted as a vote not in favor of a proposal.

PROPOSAL 1
ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Bylaws of the Company currently provide that the number of directors of the Company may be no less than seven (7) and no more than thirteen (13), with the exact number to be fixed by resolution of the Board of Directors.  The number of directors is currently fixed at eight (8).

Each nominee named below is currently a member of the Board of Directors.  Each has been recommended by the Nominating Committee of the Board of Directors and nominated by the Board of Directors for election as a director to serve until the next annual meeting of shareholders and until the election and qualification of a successor, and has agreed to so serve if elected.  Votes will be cast in such a way as to effect the election of all nominees, or as many as possible, under the rules of cumulative voting, if applicable.  If any nominee should become unable or unwilling to serve as a director, the proxies will be voted for such substitute nominees as shall be designated by the Board of Directors.  The Board of Directors presently has no knowledge that any of the nominees will be unable or unwilling to serve.

The following table provides information as of the record date with respect to each current member of the Board of Directors and each nominee.  The table also includes information regarding the current executive managers of the Company.  Reference is made to the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management” for information pertaining to stock ownership of the nominees.

Name	Current Position with the Company	Age	Elected or Appointed(1)

James H. Burgess, CPA	Executive Vice President and Chief Financial Officer	46	2000

Robert P. Cange	Director	57	2000

Ronald J. Carlson	Director	72	2007

Albert Colucci	Director	70	2000

James G. Knight, M.D.	Chairman of the Board, Director	55	2000

Susan Lew	Director	60	2000

Albert Logan, CPA	Director	65	2001

Christopher Scripps McKellar	Director	58	2007

Larry A. Prosi	Executive Vice President and Chief Banking Officer	60	2005

Richard H. Revier	Executive Vice President and Chief Credit Officer	55	2000

A. Vincent Siciliano	President, Chief Executive Officer, Director	57	2002

Mr. Carlson and Mr. McKellar were initially appointed to the Board of Directors in connection with the Agreement and Plan of Reorganization and Merger by and between the Company, Landmark National Bank and the Company’s wholly-owned subsidiary, 1st Pacific Bank of California, dated as of February 22, 2007, in which the Company agreed to appoint two former Landmark National Bank directors to the Board of Directors upon completion of the merger between 1st Pacific Bank of California and Landmark National Bank.

There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

(1) The indicated year initially elected or appointed includes similar positions held with the Company’s subsidiary, 1st Pacific Bank of California, prior to the formation of the Company.

Senior Management

A. VINCENT SICILIANO, President, Chief Executive Officer and Director.  Mr. Siciliano joined 1st Pacific Bank of California in September 2001, ten months after 1st Pacific Bank of California’s opening. Mr. Siciliano has over 30 years of commercial banking experience. Just prior to joining 1st Pacific Bank of California, he was a management consultant assisting companies with strategic planning and change management. From 1999 to 2000, he served as Chief Administrative Officer of The Eastridge Group of Staffing Companies, San Diego’s largest local staffing company.  From 1997 through early 1999, he served as Chief Operating Officer of First National Bank.  From 1995 to 1997, he served as President and Chief Executive Officer of Danielson Trust Company, San Diego’s largest local trust company.  Prior to joining Danielson Trust Company, he served eight years as President and CEO of International Savings Bank.  He also spent 10 years with Bank of America, where he managed their corporate lending activities in San Diego, and worked seven years with Bank of America’s Asian Division in Taiwan, Philippines and Singapore.

Mr. Siciliano graduated from Stanford University and the University of California at Berkeley.  He has served as Chairman of the San Diego Chamber of Commerce Foundation, the San Diego County International Trade Commission, and the LISC Affordable Housing Program. He has also served as a board member of the Greater San Diego Chamber of Commerce, the San Diego Dialogue and several other civic organizations. On a national level, he has been a member of the Board of Governors of the Savings and Community Bankers of America and the board of the California League of Savings Institutions. Currently Mr. Siciliano is on the board of the Ken Blanchard Center for Faith Walk Leadership, serves as a board member of the Community Bankers of California and is on the Advisory Board of the International Community Foundation.

JAMES H. BURGESS, CPA, Executive Vice President and Chief Financial Officer.  Prior to joining 1st Pacific Bank of California during its organization in 1999, from 1998 to 1999, Mr. Burgess served as First Vice President/Treasury Manager at Bank of Commerce in San Diego.  From 1995 to 1998, Mr. Burgess was Senior Vice President and Chief Financial Officer for Rancho Vista National Bank, which was acquired by Bank of Commerce.  From 1990 to 1995, Mr. Burgess served as Chief Financial Officer for two other community banks. Before joining the banking industry, Mr. Burgess was an Audit Manager for Deloitte & Touche, where he audited community banks.  Mr. Burgess is a graduate of California State University, Chico where he earned a Bachelors Degree in Business Administration, Accounting Concentration.  He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

LARRY A. PROSI, Executive Vice President and Chief Operating Officer. Prior to holding his current position, Mr. Prosi worked as the Regional Manager and Senior Vice President of the Inland North County office.  Before joining 1st Pacific Bank of California in 2004, Mr. Prosi was Senior Vice President and Region Manager of commercial banking for Washington Mutual, where he spent two years overseeing all commercial and corporate banking operations in San Diego County.  Mr. Prosi took a break from banking from 1996-2002, when he was President and Chief Operating Officer of Business Backers Management Corp., a national financial services insurance enterprise. Mr. Prosi has held numerous management positions at other banks, including Senior Vice President at Union Bank of California and Regional Vice President at Wells Fargo Bank.  Mr. Prosi is a graduate of Dartmouth College’s graduate school of credit and financial management and has a Bachelor of Science degree in finance from San Diego State University.

RICHARD H. REVIER, Executive Vice President and Chief Credit Officer.  Mr. Revier has been with 1st Pacific Bank of California since organization and upon opening in November 2000 and has more than 25 years experience in banking.  Immediately prior to his becoming a member of the executive management of 1st Pacific Bank of California, Mr. Revier was Vice President of U.S. Bancorp (formerly Bank of Commerce) in San Diego.  Prior to the acquisition of Bank of Commerce by U.S. Bancorp, Mr. Revier was a member of its Executive Management Team and Executive Vice President, where he supervised the Real Estate, Corporate and Homeowner Association Departments.  From 1989 to 1998, Mr. Revier was Executive Vice President and Chief Credit Officer for Rancho Vista National Bank in Vista, for which he also served as Chairman of the Loan Committee and was a member of the Asset and Liability Management Committee.  From 1987 to 1989 he was Vice President/Commercial Lending Officer to Overland Bank in Temecula, and was a Vice President and Manager for First American Capital Bank in Laguna Beach.  Earlier in his career, he held various branch management and lending positions with First National Bank of North County, located in Carlsbad; Southwest Bank, also located in Carlsbad; and Bank of Prescott, located in Prescott, Arizona.

Current and Proposed Directors

A. VINCENT SICILIANO, President, Chief Executive Officer and Director.  Please see the discussion above regarding Mr. Siciliano.

ROBERT P. CANGE is the President, Chief Executive Officer and founder of Cange International, Inc., an export management company formed in 1989 that provides international marketing and sales services to U.S. manufacturers of high-end consumer goods and has sold products in more than 80 countries around the world.  Mr. Cange has been appointed by the U.S. Secretary of Commerce to serve on San Diego’s District Export Council.  Previously, Mr. Cange served as the Marketing Manager for the Foreign Credit Insurance Association/Export-Import Bank of the United States and as an international lending officer for banks in California and Missouri.  He holds a Bachelors Degree in Economics from Saint Louis University and a Juris Doctor Degree from California Western School of Law.

RONALD J. CARLSON became director of 1st Pacific Bancorp in July 2007 as a result of its acquisition of Landmark National Bank. Prior to joining Landmark National Bank in 2002, he served as President and Chief Executive Officer of Scripps Bank of La Jolla, a position he held for 17 years. Upon the acquisition of Scripps Bank by U.S. Bank in October 2000, Mr. Carlson served as U.S. Bank’s Vice Chairman of the San Diego market until July 2001.  He served as Landmark National Bank’s Chief Executive Officer and Chairman of Landmark National Bank from its inception in 2002 until November 2005.  Mr. Carlson was also Landmark National Bank’s President until December 2004.

ALBERT COLUCCI is Chairman and President of CBC Investment, a company involved primarily in real estate investment, management and construction, which he co-founded in 1958 with his brother, Salvatore.  From 1982 to 1998, he served as a founding Director of Rancho Vista National Bank and, during 1999, he served as a Director for Bank of Commerce, which acquired Rancho Vista National Bank.

JAMES G. KNIGHT, M.D., Chairman. Dr. Knight has been a urologist in private practice in San Diego since 1988 following five years of military service.  Dr. Knight received a Bachelors Degree in Physics from Trinity College in Hartford, Connecticut, and his MD from Baylor College of Medicine in Houston, Texas, where he also completed his residency training.  He is CEO of Consumer Directed Health Care, Inc., Treasurer of Consumers for Health Care Choice (a national consumer advocacy organization) and a past President of the San Diego County Medical Society.

SUSAN LEW is the Founder and President of S. Lew & Associates, Inc., a real estate investment group formed in 1978.  She has been a real estate investor, broker, manager, syndicator, developer and consultant for more than 30 years.  Ms. Lew is a Commissioner Emeritus of the San Diego Port Commission, having served two full terms as Port Commissioner from 1993 to 2001 and as Chairman in 1995.  She served on the board of directors of Bank of Commerce from 1994 to 1999.  Ms. Lew has served on numerous other boards and commissions, for which she has received many awards.  Currently, she serves as Commissioner of the San Diego Library Commission and on the Advisory Board of U.C. San Diego’s Graduate School of International Relations / Pacific Studies. Ms. Lew serves as trustee for Sharp Memorial Hospital Group. She is also the Founder and President of San Diego’s “Emerald Chinese Seafood Restaurant” and “Pearl Chinese Cuisine.”

ALBERT LOGAN, CPA, has been an accounting professional since 1968 and became a Certified Public Accountant in 1970.  Mr. Logan was the founding partner of Logan Throop & Co., LLP, which after 15 years merged its practice with Hutchinson and Bloodgood, LLP in 2001.  Mr. Logan retired as a partner from Hutchinson and Bloodgood LLP on June 30, 2007 and now provides accounting, taxation, consulting and strategic planning services to privately owned businesses and high net worth individuals. Mr. Logan is a licensed CPA in the state of California and a member of both the American Institute and California Society of Certified Public Accountants.

CHRISTOPHER S. MCKELLAR became director of 1st Pacific Bancorp in July 2007 as a result of its acquisition of Landmark National Bank. Mr. McKellar served as the Chairperson of the board of directors of Legacy Bank, N.A. until its merger with Landmark National Bank in July 2005.  He was a founder and director of Scripps Bank, from its formation (1984) through its merger with U.S. Bancorp (2000).  He is the Chief Executive Officer and President of Capella, a real estate development company based in San Diego.  He is also the President of McKellar Development, Starward Ventures and Axiom, Inc., all San Diego real estate investment companies.  Previously, he was the Chief Executive Officer and Chairman of California Traditions, Inc., a leading builder of single-family homes in Southern California and Nevada, commercial and industrial projects in San Diego and Orange Counties and apartment projects in Sacramento.  Mr. McKellar currently serves on the boards of The Bishop’s School and the Neurosciences Institute, and is a member of the Coastal San Diego Chapter of the Young Presidents Organization.  Mr. McKellar attended Claremont Men’s College (now Claremont McKenna College) from 1967 to 1969.

Recommendation

THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” PROPOSAL 1: TO ELECT THE EIGHT (8) NOMINEES SET FORTH ABOVE TO SERVE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND HAVE BEEN QUALIFIED.

Legal Proceedings

1st Pacific Bancorp and its subsidiary are involved only in routine litigation incidental to the business of banking, none of which 1st Pacific Bancorp’s management expects to have a material adverse effect on 1st Pacific Bancorp.

Code of Ethics

1st Pacific Bancorp has adopted a code of ethics that applies to 1st Pacific Bancorp’s Chief Executive Officer, Chief Financial Officer, Chief Credit Officer, Chief Banking Officer and senior managers, a copy of which is available on 1st Pacific Bancorp’s web site at www.1stpacbank.com.

Securities Authorized for Issuance Under Stock-Based Equity Compensation Plans

Both the Second Amended and Restated 2000 Stock Option Plan of the Company (the “2000 Plan”) and the 2007 Omnibus Stock Inventive Plan (the “Omnibus Plan”) have been previously approved by the Company’s shareholders. 1st Pacific Bancorp has no equity compensation plans not previously approved by shareholders.

The following table sets forth certain information concerning aggregate common stock options authorized for issuance under the 2000 Plan and the Omnibus Plan of 1st Pacific Bancorp.

STOCK BASED EQUITY COMPENSATION PLANS AT DECEMBER 31, 2007

Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under the Plans (excluding securities reflected in Column 1)
993,866	$8.66	542,110

In October 2007, the Company granted 10,000 shares of stock at the price of $11.50 under the Company’s Omnibus Plan. None of the stock vested during 2007 and will fully vest on December 31, 2010.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 15, 2008, pertaining to beneficial ownership of common stock of the Company by all beneficial owners of more than five percent of the Company’s common stock, all directors and nominees, each of the named executive officers, and all directors and executive officers of the Company as a group. As used throughout this section entitled “Security Ownership of Certain Beneficial Owners and Management”, the term “executive officer” means President/Chief Executive Officer, Executive Vice President/Chief Credit Officer, Executive Vice President/Chief Financial Officer and Executive Vice President/Chief Operating Officer. The Company is not aware of any other person(s) who own 5% or more of any class of the Company’s voting securities. The information contained herein has been obtained from the Company’s records and from information furnished directly to the Company by each individual or entity.

Name of Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3)

James H. Burgess, Executive Vice President and Chief Financial Officer	56,324	(4)	1.13%

Robert P. Cange, Director	65,514	(5)	1.31%

Ronald J. Carlson, Director	11,670	(6)	0.24%

Albert Colucci, Director	157,954	(7)	3.16%

James G. Knight, M.D., Director	96,220	(8)	1.93%

Susan Lew, Director	138,988	(9)	2.80%

Albert Logan, CPA, Director	72,218	(10)	1.45%

Christopher Scripps McKellar, Director	51,411	(11)	1.04%

Larry Prosi, Executive Vice President and Chief Operating Officer	23,378	(12)	0.47%

Richard H. Revier, Executive Vice President and Chief Credit Officer	53,584	(13)	1.07%

A. Vincent Siciliano, Director, President and Chief Executive Officer	132,826	(14)	2.62%

Directors and Executive Officers as a Group (11 Persons)	860,087	(15)	16.09%

(1)           Each individual may be contacted at 1st Pacific Bank of California, 9333 Genesee Avenue, Suite 300, San Diego, California 92121.

(2)           Includes all shares beneficially owned, whether directly and indirectly, individually or together with associates, jointly or as community property with a spouse, as well as any shares as to which beneficial ownership may be acquired within 60 days of March 15, 2008 by the exercise of options. Unless otherwise specified in the footnotes that follow, the indicated person has shared voting power and shared investment power with respect to the shares.

(3)           Each percentage is based upon, the total number of shares outstanding at March 15, 2008, 4,947,763, and the total number of shares beneficially owned and held by each individual at March 15, 2008, plus the number of shares that such individual has the right to acquire within 60 days of March 15, 2008.

(4)           Includes 12,800 shares as to which Mr. Burgess has sole voting and investment power; 38,324 shares that may be acquired through exercise of stock options.

(5)           Includes 6,560 shares as to which Mr. Cange has sole voting and investment power; 36,254 shares that may be acquired through exercise of stock options.

(6)           Includes 7,780 shares as to which Mr. Carlson has sole voting and investment power.

(7)           Includes 42,962 shares that may be acquired through exercise of stock options.

(8)           Includes 6,480 shares as to which Dr. Knight has sole voting and investment power; 48,580 shares that may be acquired through exercise of stock options.

(9)           Includes 10,500 shares that may be acquired through exercise of stock options.

(10)         Includes 36,218 shares that may be acquired through exercise of stock options.

(11)         Includes 40,789 shares as to which Mr. McKellar has sole voting and investment power; 10,622 shares that may be acquired through exercise of stock warrants.

(12)         All 23,378 shares may be acquired through exercise of stock options.

(13)         Includes 14,300 shares as to which Mr. Revier has sole voting and investment power; 38,084 shares that may be acquired through exercise of stock options.

(14)         Includes 4,500 shares as to which Mr. Siciliano has sole voting and investment power; 114,126 shares that may be acquired through the exercise of stock options.

(15)         Includes 388,426 shares that may be acquired through the exercise of stock options and 10,622 shares that may be acquired through exercise of stock warrants.

BOARD OF DIRECTORS AND COMMITTEES

Independence of the Board of Directors

Our common stock is traded on The NASDAQ Stock Market LLC (“NASDAQ”).  The Board of Directors has determined that a majority of the members of, and nominees to, the Board of Directors qualify as “independent,” as defined by the listing standards of NASDAQ.  Consistent with these considerations, after review of all relevant transactions and relationships between each director and nominee, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has determined further that all of our directors and nominees are independent under the listing standards of NASDAQ, except for Mr. Siciliano.  In making this determination, the Board of Directors considered that there were no new transactions or relationships between its current independent directors and the Company, its senior management and its independent auditors since last making this determination.

Meetings – Director Attendance

During the fiscal year ended December 31, 2007, the Board of Directors held a total of twelve (12) meetings. Each of the then current directors attended at least 75% of the aggregate of (i) the total number of Board of Directors meetings and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during 2007. The Company added two new directors as a result of the acquisition of Landmark National Bank. 1st Pacific Bancorp expects all directors to attend its annual shareholder meetings; all seven of the then current directors attended the annual meeting of shareholders in 2007.

Committees of the Board of Directors

Audit Committee.  1st Pacific Bancorp has an audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, comprised of: Albert Logan, CPA (Committee Chair), Ronald J. Carlson and James G. Knight, M.D. Each member of the Audit Committee of 1st Pacific Bancorp (the “Audit Committee”) is independent as defined under the applicable rules of the Securities and Exchange Commission (“SEC”) and NASDAQ listing standards.  The Board of Directors of 1st Pacific Bancorp has adopted a written charter for the Audit Committee, a copy of which is available on 1st Pacific Bank of California’s Web site — www.1stpacbank.com.  The responsibilities of the Audit Committee, as more fully described in its charter, include recommending to the Board of Directors the independent auditors to be selected, reviewing the scope and procedures of proposed audits and the results of audits, reviewing the adequacy and effectiveness of accounting and financial controls, and reviewing the internal auditing function and the financial statements of 1st Pacific Bancorp.  During the fiscal year ended December 31, 2007, the Audit Committee held a total of six (6) meetings.

The Board of Directors has determined that Albert Logan, CPA, who serves on the Audit Committee, is an “audit committee financial expert” as defined in applicable SEC rules.

Personnel/Compensation Committee.  1st Pacific Bancorp has a personnel/compensation committee comprised of the following, each of which is independent as defined under applicable NASDAQ rules: Susan Lew(Committee Chair), Albert Logan, and James G. Knight, M.D. During the fiscal year ended December 31, 2007, the Personnel/Compensation Committee of 1st Pacific Bancorp (the “Personnel/Compensation Committee”) held a total of eight (8) meetings.  The responsibilities of the Personnel/Compensation Committee are to oversee compensation and benefits issues of 1st Pacific Bancorp and to review compensation of 1st Pacific Bancorp’s executive officers.  The Personnel/Compensation Committee also administers the 2000 Plan and the Omnibus Plan.  The Board of Directors of 1st Pacific Bancorp has adopted a written charter for the Personnel/Compensation Committee, a copy of which is available on 1st Pacific Bank of California’s Web site — www.1stpacbank.com.

Nominating & Corporate Governance Committee.  1st Pacific Bancorp has a nominating & corporate governance committee comprised of the following, each of which is independent as defined under applicable NASDAQ rules:  Susan Lew (Committee Chair), Albert Colucci, Robert P. Cange and James G. Knight, M.D. The Nominating & Corporate Governance Committee of 1st Pacific Bancorp (the “Nominating & Corporate Governance Committee”) has a charter, a copy of which is available on 1st Pacific Bancorp’s web site — www.1stpacbank.com.  Shareholders may also obtain a copy of the charter by contacting the Corporate Secretary of 1st Pacific Bancorp at 1st Pacific Bancorp’s corporate headquarters.

The purpose of the Nominating & Corporate Governance Committee is to interview, evaluate, nominate and recommend individuals for membership on the Board of Directors and committees thereof.  This committee also reviews and recommends corporate governance policies and procedures.  The Nominating & Corporate Governance Committee will consider nominees for the Board of Directors recommended by shareholders.  Shareholders desiring to recommend nominees must submit proposals to the Corporate Secretary in accordance with established procedures set forth in the section entitled, “SHAREHOLDER PROPOSALS AND OTHER COMMUNICATIONS” below and in accordance with Section 3.3 of the Company’s bylaws, which is set forth above in the section entitled “NOMINATION OF DIRECTORS” in the Notice of Annual Meeting to Shareholders.  The Nominating & Corporate Governance Committee has a policy with respect to director candidates that applies whether the recommendations are made by shareholders or the committee.  Certain qualifications and considerations that the Nominating & Corporate Governance Committee takes into account include whether candidates possess such attributes and experience as are necessary to provide a broad range of characteristics, including diversity, management skills, financial, technological and business experience, as well as whether such candidates are able to commit the requisite time for preparation and attendance at regularly scheduled meetings and to participate in other matters necessary for good corporate governance.

The Nominating & Corporate Governance Committee recommended to the Board of Directors each of the director nominees discussed in Proposal I, each of whom is an incumbent Board of Director member.  During the fiscal year ended December 31, 2007, the Nominating & Corporate Governance Committee held a total of one (1) meeting.

Transactions With Related Persons

Some of 1st Pacific Bancorp’s and 1st Pacific Bank of California’s directors, executive officers and principal shareholders, as well as their associates, are customers of, and have had banking transactions with, 1st Pacific Bank of California in the ordinary course of 1st Pacific Bank of California’s business. All such transactions, (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to 1st Pacific Bank of California or 1st Pacific Bancorp, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. 1st Pacific Bancorp expects 1st Pacific Bank of California to have such ordinary banking transactions with such persons in the future on terms and conditions identical to those with unrelated third parties and to the extent permitted by regulations. Neither 1st Pacific Bancorp nor 1st Pacific Bank of California has made any loans or commitments to lend to, or engaged in any other transactions with, any executive officers, directors or principal shareholders except for a loan to Christopher S. McKellar, a member of our Board of Directors, which was acquired in the acquisition of Landmark National Bank and which was guaranteed by Mr. McKellar.  This loan was paid off in December of 2007.

Other Material Transactions

There are no existing or proposed material transactions between 1st Pacific Bancorp and any of its directors, executive officers, or beneficial owners of 5% or more of the common stock, or the immediate family or associates of any of the foregoing persons.  All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to 1st Pacific Bancorp than those that can be obtained from unaffiliated third parties. All future material affiliated transactions and loans, and any forgiveness of loans, shall be approved by a majority of 1st Pacific Bancorp’s independent directors who do not have an interest in the transactions and who have access, at 1st Pacific Bancorp’s expense, to 1st Pacific Bancorp’s or independent legal counsel.

Section 16(a) Beneficial Ownership Reporting Compliance

1st Pacific Bancorp has reviewed its filings, and amendments, by directors, officers and beneficial owners of more than 10% of a registered class of the Company’s securities under the reporting rules of Section 16(a) of the Exchange Act, furnished to 1st Pacific Bancorp with respect to the 2007 fiscal year. Based on this review, a total of nine (9) instances of failure to comply with Section 16(a) filing requirements were identified; six (6) for Form 4 – Statement of Changes in Beneficial Ownership of Securities and three (3) for Form 3 – Initial Statement of Beneficial Ownership of Securities were filed late.

Each of Mr. Frank Mercardante, Mr. Christopher Scripps McKellar and Mr. Ronald Carlson were unintentionally late filing a Form 3, which related to their initial reporting responsibility upon becoming new directors of the Company.  The following directors and officers were unintentionally late filing Form 4’s for a change in beneficial ownership in 2007; Mr. Ronald Carlson (1), Mr. Larry Prosi (1), Mr. A. Vincent Siciliano (1), Mr. Richard Revier (1) and Mr. Christopher McKellar (2).

Audit Committee Report

The following Audit Committee Report does not constitute “soliciting material” and should not be deemed “filed” or incorporated by reference into any other filing by 1st Pacific Bancorp under the Securities Act or the Exchange Act, except to the extent 1st Pacific Bancorp specifically incorporates this Audit Committee Report by reference into any document filed by 1st Pacific Bancorp under the Securities Act or the Exchange Act.

Management has the primary responsibility for the financial statements and the reporting process, including 1st Pacific Bancorp’s systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee of 1st Pacific Bancorp reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management, including a discussion of the quality and the acceptability of 1st Pacific Bancorp’s financial reporting and controls.  The Audit Committee reviewed with 1st Pacific Bancorp’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of 1st Pacific Bancorp’s financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 and No. 90 (Communications with Audit Committees).  In addition, the Audit Committee discussed with the auditors their independence from management and 1st Pacific Bancorp, including the matters in the auditors’ written disclosures provided to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditors’ independence.  The Audit Committee also discussed with 1st Pacific Bancorp’s internal and independent auditors the overall scope and plans for their respective audits.  The Audit Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of 1st Pacific Bancorp’s internal controls and the overall quality of 1st Pacific Bancorp’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements in 1st Pacific Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

This report is submitted by the Audit Committee.

Albert Logan, CPA (Committee Chair)
Ronald J. Carlson
James G. Knight, M.D.

Executive Compensation

The Board of Directors of 1st Pacific Bancorp has appointed the Personnel/Compensation Committee to establish, supervise and review policies involving 1st Pacific Bancorp’s personnel performance, compensation and benefits.

The Personnel/Compensation Committee is made up of three independent outside directors.  The Personnel/Compensation Committee meets on a regular basis to review and approve both policy recommendations and compensation actions that impact the senior officers of the organization. The Personnel/Compensation Committee has a defined committee charter which provides for a broad scope of responsibilities to “establish, supervise and review all matters related to compensation within the organization and in particular with regard to matters of compensation affecting officers that hold the corporate title of Senior Vice President and above.”

In compliance with the SEC proxy disclosure requirements, the following is the Compensation Discussion and Analysis as it pertains to the 2007 fiscal year.  This discussion and analysis is focused on the material principles that underlie 1st Pacific Bancorp’s executive compensation policies and decisions.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

It is the philosophy of the Personnel/Compensation Committee (the “Committee”) and the Board of Directors to insure that the Company has policies and processes in place that will enable the Company to attract, motivate and retain the highest quality workforce in a way that will maximally enhance shareholder value.  In that regard the Committee is committed to optimizing a performance based compensation strategy for senior executives.

This year (2007) was a transitional year for the Committee.  The Committee conducted a full review of the compensation environment with respect to senior executive management and director compensation. To do so, the Committee engaged the services of outside experts to help assess the current compensation environment and advise the Committee on structuring its compensation strategy.  Clark Consulting was selected by the Committee to review the compensation environment for senior executive management and directors.  The Committee, not management, engaged Clark Consulting and the firm reported directly to the Committee. The Committee exclusively directed that firm regarding its efforts on behalf of the Company. Clark Consulting was chosen from among three firms that were interviewed by members of the committee.

Clark Consulting strongly recommended that the compensation review include only peer bank holding companies subject to SEC proxy compensation disclosure requirements.  The Committee agreed because only reporting institutions have a legal requirement to fully disclose all areas of senior executive compensation; whereas many private or nonreporting bank holding companies do not fully disclose all relevant aspects of senior executive compensation.

Complicating the peer group selection process was the mid-year acquisition of Landmark National Bank, which substantially increased the Company’s total asset size in the third quarter of 2007.  This made asset size somewhat of a moving target from a peer group selection perspective. A peer group of 17 bank holding companies (see below) was vetted with management with the final selection being made by the Committee.

1st Pacific Bancorp 2007 Compensation Peer Group

	Bank	Ticker	City	State	2006 Total Assets
1	Washington Banking Company	WBCO	Oak Harbor	WA	794,545
2	San Joaquin Bancorp	SJQU	Bakersfield	CA	748,930
3	Pacific Premier Bancorp, Inc.	PPBI	Costa Mesa	CA	730,874
4	Bridge Capital Holdings	BBNK	San Jose	CA	721,979
5	First Northern Community Bancorp	FNRN	Dixon	CA	685,225
6	United Security Bancshares	UBFO	Fresno	CA	678,314
7	American River Bankshares	AMRB	Rancho Cordova	CA	604,003
8	FNB Bancorp	FNBG	South San Francisco	CA	581,270
9	1st Centennial Bancorp	FCEN	Redlands	CA	551,127
10	Heritage Oaks Bancorp	HEOP	Paso Robles	CA	541,774
11	Desert Community Bank	DCBK	Victorville	CA	531,984
12	Community West Bancshares	CWBC	Goleta	CA	516,615
13	Epic Bancorp	EPIK	San Rafael	CA	503,514
14	Central Valley Community Bancorp	CVCY	Fresno	CA	500,059
15	WSB Financial Group, Inc.	WSFG	Bremerton	WA	386,754
16	Pacific State Bancorp	PSBC	Stockton	CA	386,753
17	Citizens Bancorp	CZBC	Corvallis	OR	359,029

The compensation review included comparisons with respect to salary, annual incentive or bonus pay, long-term incentives (stock options, restricted stock, and long term incentive plans) and all other compensation.  The Committee felt that total accumulated equity grants were also a very important aspect of total compensation and instructed Clark Consulting to perform an additional analysis of the accumulated equity grants for each named senior executive.

It is the opinion of the Committee that the demographics of the compensation peer group are substantially different from the Company’s, with most of the peer institutions being both significantly larger and older than the Company.  Unfortunately Clark Consulting felt that there were no other comparable, smaller and younger SEC reporting bank holding companies available to normalize the compensation peer group data to the Company’s current age and recently attained asset size.

Clark Consulting also strongly recommended against reducing the number of bank holding companies in the compensation peer group as this would have materially diminished the statistical reliability of the comparison review.  The Committee concurred.  It is certainly the hope of the Committee that going forward a more comparable group of SEC reporting institutions with increasingly transparent compensation disclosures will eventually produce much better comparative compensation data.

It was the opinion of the Committee, and the outside directors as a whole, that a fiftieth percentile target for this compensation peer group would have very substantially overstated executive compensation.  Given the above noted demographic limitations of the compensation peer group, the Committee decided that the 25th percentile of peer was the most appropriate benchmark for compensation comparisons between the Company and the compensation peer group data developed by Clark Consulting.

The Board of Directors used a 25th percentile compensation target to set director compensation for the 2007–2008 term. With respect to the Clark Consulting compensation analysis, Board of Director compensation for the 2006–2007 term was at the 9th percentile.  The Board of Directors felt it would be both unseemly and unnecessary to fully increase director compensation to the 25th percentile level, so the 2007-2008 term director compensation was set at approximately the 20th percentile with respect to the Clark Consulting compensation data.

For 2007 and prior years, the Company (including 1st Pacific Bank of California) has used a performance based approach for short term senior executive compensation (a Senior Executive Bonus Plan).  In 2007 this plan was revised for 2008 and subsequent years to measure and reward superior financial performance as compared to a preselected financial peer group (external benchmarking).  Previously, short term cash incentive compensation was based on meeting or exceeding various budgetary goals (internal benchmarking).

With respect to creating a revised Senior Executive Bonus Plan (“SEBP”) the Committee engaged the services of a well respected firm in the area of California Community Banking financial performance analysis, the Findley Group.  The Findley Group was asked to propose a comparable financial performance peer group of generally higher performing banks.  This peer group was vetted with management and mutually agreed upon to be appropriate for comparative purposes (See the “Financial Performance Peer Group” below).  The challenges the Committee encountered in establishing a truly comparable peer group for the purposes of the compensation review were not as significant an issue with the creation of the Financial Performance Peer Group since all banking institutions have uniform public financial reporting requirements.  While some banks are in both peer groups, the Committee concluded, as recommended by Clark Consulting, that two different peer groups would be used for specific purposes; the Clark Consulting compensation peer group for total compensation purposes and the Findley Group Financial Peer Group for short term incentive compensation under the SEBP.

1st Pacific Bank of California 2007 “Financial Performance Peer Group”

	BANK	Established	City	State	Total Assets 9/30/2007
1	1st Centennial Bank	1990	Redlands	CA	659,912
2	American Business Bank	1998	Los Angeles	CA	590,325
3	American River Bank	1983	Sacramento	CA	565,706
4	Bank of Alameda	1998	Alameda	CA	263,787
5	Bridge Bank, N.A.	2001	San Jose	CA	789,066
6	Butte Community Bank	1990	Chico	CA	570,429
7	Desert Hills Bank	2000	Phoenix	AZ	486,157
8	First Commerce Bank	1984	Encino	CA	289,549
9	First National Bank of Northern CA	1963	Daly City	CA	638,525
10	Heritage Oaks Bank	1983	Paso Robles	CA	567,356
11	National Bank of California	1982	Los Angeles	CA	335,211
12	Nevada Security Bank	2001	Reno	NV	624,876
13	Pacific State Bank	1987	Stockton	CA	418,963
14	Premier Commercial Bank	2001	Anaheim	CA	339,591
15	Premier Valley Bank	2001	Fresno	CA	468,290
16	Regents Bank, N.A.	2001	La Jolla	CA	270,981
17	Valley Business Bank	1996	Visalia	CA	280,508

Objectives

The objectives of the compensation program are based on a pay for performance philosophy. The Company’s focus is on objectives that align executive compensation with the interests of shareholders.  The pay for performance philosophy primarily links company performance to individual executive short term cash compensation. The Committee considers executive compensation on a total cost to the shareholders basis, and provides for significantly higher cash compensation for superior financial performance.

Depending on individual executive circumstances, the Committee may choose to offer certain senior executives various compensation options on a “buffet line” basis, meaning the Committee establishes a target for total cost of an officer’s base compensation and allows the senior executive to substitute various types of compensation on a same cost to the shareholder basis.  For example, an executive may choose to forego an increase in base salary in exchange for additional shares of restricted stock or options, with the total cost being the same.  In the case of options, the Black-Scholes model is used to determine the fair market value of options, which is then used to calculate an option grant equivalent to the foregone salary increase.

As noted before, base salaries and long term executive compensation were in theory targeted at the 25th percentile of the compensation peer group established with the help of Clark Consulting.  In practice however, total compensation as measured in tally sheets often showed existing compensation to be excessive in some areas and low or absent in other areas.  Moreover, in the end executive compensation is negotiated, and depending on subjective business exigencies, various compensation targets may not be achievable.

Historically, all but one of our senior executive officers have accumulated very considerable equity positions in the Company, primarily as a result of prior stock option grants.  In that regard, the Company does not offer a supplemental executive retirement plan (“SERP”).  While there are a number of advantages and disadvantages to developing a SERP, it was the opinion of the Committee that the relatively large levels of equity accumulation for the majority of our senior officers already represents an offsetting long term incentive to both stay with the Company and improve its financial performance.  Moreover, it was the opinion of the Committee that SERPs, which tend to pay out regardless of the Company’s performance, may in fact undermine a performance based compensation approach by producing an undesirable “defensive” posture on the part of senior management.

The Committee did grant additional shares, both restricted stock and options to some officers who already held significant accumulated equity from grants from prior years.  These additional grants were primarily negotiated terms and in most cases are performance based grants that only vest if the Company’s return on average total equity meets or exceeds the 33rd percentile of the return on average total equity for the Financial Peer Group for the same reporting year.

The Committee intends to evaluate the development of a deferred compensation plan available to all senior executives and directors.

In 2007, the Committee developed a revised SEBP that compares 1st Pacific Bank of California’s financial performance in three specific areas to that of the Financial Performance Peer Group.  The three criteria are:

1.	Return on Average Total Equity (“ROAE”);

2.	Core deposits as a percentage of total deposits (“Core Deposits”); and

3.	Annual rate of growth of Loans Not Held for Sale (“Loan Growth”).

The three criteria will be weighted on an annual basis to better align SEBP compensation with the strategic objectives of 1st Pacific Bank of California and the Company for the coming year. For fiscal year 2008, ROAE, Core Deposits, and Loan Growth were weighted at 70%, 20% and 10% respectively.

The SEBP provides for non-linear increases in bonus payouts as financial performance improves (see SEBP Payout Chart below).  A point system was developed that awards points once 1st Pacific Bank of California’s performance with respect to any one of the above three criteria exceeds certain minimums. In 2008 the minimum will be the thirty-third (33rd) percentile of the Financial Peer Group’s performance for that same criterion during the same reporting period.  In 2009 and thereafter the minimum will be the fiftieth (50th) percentile of the Financial Peer Group.  The initial payout is $200,000 once a full point has been accrued and increases as weighted performance points accrue.  The maximum payout is $1.345 million.

Total payouts are to be adjusted downward in the event Return on Average Total Equity falls below 10%, with zero payout if after bonus Return on Average Equity falls below 8%.

SEBP Payout Chart

The share each senior executive shall receive under the SEBP’s payout shall be determined by the Chief Executive Officer except that the Committee shall have the right to review the CEO’s proposed payouts in advance, and the CEO’s share of the total payout may not exceed a predetermined fraction of the plan’s total payout as described below.  In the event additional senior executives become participants in the SEBP, participants should not be subject to unfair reductions in bonus payouts. Thus, the calculated total SEBP payout and the maximum share of the total payout for the CEO will be adjusted according to the number of SEBP participants as described in the table below.

Plan Participants	Total SEBP Payout Multiplier	CEO Maximum Share
4	1	40.00%
5	1.25	32.00%
6	1.5	26.67%
7	1.75	22.86%
8	2	20.00%
9	2.25	17.78%
10	2.5	16.00%

The newly devised SEBP is intended to provide senior executives incentive to outperform the competition.  However, in the current, very challenging banking environment, some of the plan’s methodology may not work as intended.  In that regard, the Board of Directors has agreed to follow the SEBP on a quarterly basis, and amend it as needed to make sure that it achieves the desired results.

The Company and/or 1st Pacific Bank of California has entered into individual employment contracts with each named officer in this report.  The Committee’s compensation decisions are based on compliance with the elements within the individual contracts and the information obtained from the competitive market. The Committee determined that employment contracts for all of the named officers are appropriate in the current competitive market for talented bank executives.  See the section entitled “Employment Agreements” below for a fuller discussion of the amounts and calculations of the actual payments.

The salaries, benefits and equity compensation grants included in the employment contracts are in line with our compensation philosophy as described above.  Each of the employment contracts contains protections for the executives in the event of termination in connection with a change of control, termination without cause, termination by the executive for “good cause” and expiration of the employment agreement.  The Committee believes these provisions are at market for senior executives of banks in California and this was the basis for negotiations with the executives of these protections.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities Section 18 of the Exchange Act, except to the extent that 1st Pacific Bancorp specifically incorporates by reference into a document filed under the Securities Act or the Exchange Act.

The Personnel/Compensation Committee of 1st Pacific Bancorp has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2007. Based on the review and discussions, the Personnel/Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in 1st Pacific Bancorp’s Proxy Statement for its 2008 annual meeting of shareholders or Form 10-K for the fiscal year 2007, as applicable.

This report is submitted by the Personnel/Compensation Committee.

Susan Lew (Committee Chair)

James G. Knight, M.D.

Albert Logan, CPA

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, the following individuals served as members of the Personnel/Compensation Committee: Susan Lew, James G. Knight, M.D., Albert Logan and Veronica Z. Froman, whom resigned in January 2008. None of these individuals has ever served as an officer or employee of 1st Pacific Bancorp or any of its subsidiaries or has any relationships with 1st Pacific Bancorp or any of its subsidiaries requiring disclosure under Item 404 of Regulation S-K. The Personnel/Compensation Committee members have no interlocking relationships requiring disclosure under Item 407(e)(4)(iii) of Regulation S-K.

Summary Compensation

The following table shows compensation information for fiscal 2007 for the named executive officers.

Summary Compensation Table

For Fiscal Year 2007

						Non-Equity
			Stock		Option	Incentive Plan	All Other
Name and Principal		Salary	Awards		Awards	Compensation	Compensation		Total
Position	Year	($)	($) (1)		($) (1)	($) (2)	($) (3)		($)
James H. Burgess	2007	153,855	n/a		4,836	32,250	8,774	(4)	199,715
Executive Vice President,	2006	141,500	n/a		4,836	61,977	8,774	(5)	217,087
Chief Financial Officer	2005	126,875	n/a		29,748	39,681	8,574	(6)	204,878

Larry A. Prosi	2007	160,000	n/a		45,912	32,250	17,440	(7)	255,602
Executive Vice President,	2006	144,474	n/a		19,136	48,750	18,964	(8)	231,324
Chief Banking Officer	2005	122,083	n/a		38,708	48,926	13,902	(9)	223,619

Richard H. Revier	2007	161,250	n/a		4,836	32,250	9,415	(10)	207,751
Executive Vice President,	2006	151,250	n/a		4,836	61,977	9,415	(11)	227,478
Chief Credit Officer	2005	136,250	n/a		31,751	39,681	9,215	(12)	216,897

A. Vincent Siciliano	2007	237,000	28,750	(16)	5,752	41,112	13,564	(13)	326,178
President,	2006	212,000	n/a		5,752	92,973	15,128	(14)	325,853
Chief Executive Officer	2005	200,000	n/a		121,848	62,908	12,319	(15)	397,075

(1)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead the amounts shown are the compensation recognized by the 1st Pacific Bancorp on awards as determined pursuant to Statement of Financial Accounting Standards No. 123(R). These compensation costs reflect option and stock awards granted in and prior to fiscal 2007, and include C55an accelerated vesting that occurred in November 2005 (See Outstanding Equity Awards table below). The assumptions used to calculate the value of option awards are set forth under Note A of the Notes to Consolidated Financial Statements included in 1st Pacific Bancorp’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 31, 2008.

(2)	Amounts consist of annual bonuses earned for services rendered in fiscal 2007.
(3)

The amounts in this column consist of matching contributions made by 1st Pacific Bancorp under the tax-qualified 401(k) Plan, payment of the annualized group term life insurance premium and annualized auto allowance or, in the case of Mr. Siciliano, usage of a vehicle owned by the bank for personal travel. This column also includes, for Mr. Siciliano and Mr. Prosi, the compensation for a Bank purchased membership in private golf clubs. See Notes (4) - (16) below for detail by Executive. No individual item included in this column exceeds $10,000.

(4)	This amount consists of $374 for group term life insurance premiums, $1,200 for 401(k) matching contributions and $7,200 for automobile allowance.
(5)	This amount consists of $374 for group term life insurance premiums, $1,200 for 401(k) matching contributions and $7,200 for automobile allowance.
(6)	This amount consists of $374 for group term life insurance premiums, $1,000 for 401(k) matching contributions and $7,200 for automobile allowance.
(7)

This amount consists of $389 for group term life insurance premiums, $1,200 for 401(k) matching contributions, $7,800 for automobile allowance and $8,051 for Mr. Prosi’s use of a 1st Pacific Bancorp golf club membership.

(8)

This amount consists of $389 for group term life insurance premiums, $1,200 for 401(k) matching contributions, $7,800 for automobile allowance and $9,575 for Mr. Prosi’s use of a 1st Pacific Bancorp golf club membership.

(9)	This amount consists of $388 for group term life insurance premiums, $6,500 for automobile allowance and $7,014 for Mr. Prosi’s use of a 1st Pacific Bancorp golf club membership.
(10)	This amount consists of $415 for group term life insurance premiums, $1,200 for 401(k) matching contributions and $7,800 for automobile allowance.
(11)	This amount consists of $415 for group term life insurance premiums, $1,200 for 401(k) matching contributions and $7,800 for automobile allowance.
(12)	This amount consists of $415 for group term life insurance premiums, $1,000 for 401(k) matching contributions and $7,800 for automobile allowance.
(13)

This amount consists of $536 for group term life insurance premiums, $1,200 for 401(k) matching contributions, $3,777 for automobile usage compensation and $8,051 for Mr. Siciliano’s use of a 1st Pacific Bancorp golf club membership.

(14)

This amount consists of $536 for group term life insurance premiums, $1,200 for 401(k) matching contributions, $3,817 for automobile usage compensation and $9,575 for Mr. Siciliano’s use of a 1st Pacific Bancorp golf club membership.

(15)

This amount consists of $536 for group term life insurance premiums, $1,000 for 401(k) matching contributions, $3,769 for automobile usage compensation and $7,014 for Mr. Siciliano’s use of a 1st Pacific Bancorp golf club membership.

(16)	Mr. Siciliano was awarded a grant of 10,000 shares of stock under the Omnibus Plan. This amount was the recognized compensation cost during 2007 related to the vesting of these restricted shares.

Employment Agreements

1st Pacific Bancorp and 1st Pacific Bank of California have written employment agreements with each of A. Vincent Siciliano, Richard H. Revier, and Larry Prosi. 1st Pacific Bank of California has a written employment agreement with James H. Burgess.  These employment agreements contain terms 1st Pacific Bancorp believes are typical for agreements with senior executives of community banks and bank holding companies and provide for the compensation disclosed in the preceding table.

Employment Agreement with Mr. Siciliano

Mr. Siciliano has a written employment agreement with 1st Pacific Bancorp and 1st Pacific Bank of California dated October 26, 2007.  Each party to the agreement has the right to terminate Mr. Siciliano’s employment at will.  Unless earlier terminated, Mr. Siciliano’s employment term expires December 31, 2011, subject to extension upon agreement between the parties.  Under the employment agreement, Mr. Siciliano’s current annual salary, which became effective as of October 1, 2007, is $255,000 and will remain effective until December 31, 2008, when it will increase by four percent and will continue to increase by four percent each year thereafter until expiration.  Mr. Siciliano is entitled to receive incentive compensation if performance goals under the SEBP are met.  Mr. Siciliano received a grant of 10,000 shares of our restricted Common Stock and options, subject to performance criteria, to purchase 40,000 shares of our Common Stock, all pursuant to the Omnibus Plan.   Fringe benefits under his employment agreement include five weeks of vacation per year; the use of a Company-owned automobile; and life, disability and other insurance benefits we provide to all employees.  Mr. Siciliano is required to protect our confidential information and trade secrets and to refrain from competing with us or soliciting our employees during his term of employment or any period thereafter in which he is receiving benefits from us upon termination of employment.

We may terminate Mr. Siciliano’s employment on various specified grounds including failure to perform duties, malfeasance or misfeasance,or illegal conduct, disability or death.  Mr. Siciliano may also terminate his employment for “good cause” (as defined in the employment agreement) on 30 days’ notice.  If employment is terminated without cause by us, due to disability or death, or by Mr. Siciliano for good cause, subject to Mr. Siciliano first entering into a separation and consulting agreement, Mr. Siciliano (or his beneficiary) is entitled to: (i) an amount equal to his annual base salary for 24 months, (ii) any incentive compensation he would have earned under the SEBP had he remained employed on the date such compensation was paid under the SEBP, (iii) title to the automobile of which he received use, (iv) a payout of all accrued but unused vacation, (v) 12 monthly payments equal to the Company’s monthly defined contribution for medical benefits and (vi) continuation of non-medical benefits for a period of 12 months.  If employment is terminated for cause by us, we will provide Mr. Siciliano his base salary, benefits, if any, and payout of all accrued but unused vacation due to him through the date of his termination.

In addition, if his employment is terminated within a period beginning six (6) months prior to a change of control and ending twelve (12) months after a change of control, either by us without cause or by Mr. Siciliano for good cause, subject to Mr. Siciliano first entering into a separation and consulting agreement, Mr. Siciliano is entitled to  (i) an amount equal to two and one-half times (2.5x) the sum of (y) his base salary then in effect, plus (z) the amount paid to or earned by Mr. Siciliano under the SEBP for either of the immediately preceding two calendar years, whichever is greater; and (ii) continuation of medical and other insurance benefits for 12 months.  Should the amounts payable to Mr. Siciliano in connection with a change of control result in his being subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code he would be entitled to whichever of the following would result in his having the higher amount after taxes:  (a) a reduced amount such that the excise tax would not be applicable, or (b) the full amount to which he would otherwise be entitled.

If Mr. Siciliano’s employment is terminated as a result of expiration of his employment agreement, he is entitled to a payout of all accrued but unused vacation as of the date of termination, 12 monthly payments equal to the Company’s monthly defined contribution for medical benefits, continuation of non-medical benefits for a period of 12 months, and any incentive compensation he would have earned under the SEBP had he remained employed on the date such compensation was paid under the SEBP.  Further, if Mr. Siciliano enters into a separation and consulting agreement, we our obligated to pay Mr. Siciliano his base monthly salary at the rate then in effect for a period of twenty-four months, or at our option a lump sum payment of such amount, and transfer title of the automobile to Mr. Siciliano.  If Mr. Siciliano does not enter into the separation and consulting agreement, we have the option to provide him with the same benefits as if he did enter into such agreement and Mr. Siciliano will be deemed bound by such agreement, other than with respect to releases of claims and consideration for those releases.

Employment Agreements with Mr. Burgess, Mr. Revier and Mr. Prosi

Each of Mr. Revier and Mr. Prosi (together with Mr. Burgess, referred to in this section as the “executives”) has a written employment agreement with 1st Pacific Bancorp and 1st Pacific Bank of California.  Mr. Burgess has a written employment agreement with 1st Pacific Bank of California.   Certain terms of these employment agreements are outlined in the table below:

Executive	Effective Date of Most Recent Employment Agreement or Amendment	Expiration Date of Employment Agreement	Current Salary	Number of Weeks Vacation	Monthly Automobile Allowance
James H. Burgess	December 21, 2007	December 31, 2008	$166,400	5	$600
Richard H. Revier	December 21, 2007	December 31, 2009	$170,000	5	$650
Larry Prosi	December 21, 2007	June 30, 2010	$160,000	5	$650

Pursuant to their employment agreements or most recent amendment thereto, Mr. Revier, Mr. Prosi and Mr. Burgess received a grant of options to purchase 20,000, 52,712 and 20,000 shares, respectively, of our Common Stock pursuant to the Omnibus Plan.

Both we and the executives each have the right to terminate employment at will. Each employment agreement is substantially identical and includes the following terms and conditions.

Each executive is entitled to receive incentive compensation if performance goals of the SEBP are met.  Fringe benefits include vacation and automobile allowance (see table above); group insurance benefits; retirement benefits; profit sharing and other plans we may establish with respect to all employees.

Each executive is entitled to certain payments and benefits if their respective employment is terminated.  If employment is terminated for cause, each executive is entitled to the salary due him and a payout of all accrued but unused vacation, each as of the date of termination.

If employment is terminated due to disability or death, each executive is entitled to (i) the salary due to him, payments due to him under the SEBP and a payout of all accrued but unused vacation, each as of the date of termination, and (ii) continuation of the group medical and other insurance benefits, if any, then-provided under the agreement, for a period of three months from the date of termination, subject to the limitations of and to the extent permitted by the policy or policies under which such benefits are provided.  In addition, if employment is terminated due to death, each executive is entitled to receive a lump sum payment equal to three months of salary.

If employment is terminated without cause by us or by the executive for good reason, subject to such executive entering into a separation agreement and such agreement being fully effective, such executive is entitled to (i) continued salary and the automobile allowance then provided for nine months from the date of notice of termination, (ii) payment due to him under the SEBP, (iii) a payout of all accrued but unused vacation as of the date of termination, and (iv) continuation of the group medical and other insurance benefits, if any, then-provided under the agreement, for a period of nine months from the date of termination, subject to the limitations of and to the extent permitted by the policy or policies under which such benefits are provided.

If the employment of Mr. Prosi or Mr. Revier is terminated as a result of expiration of his respective employment agreement, such executive is entitled to a payout of all accrued but unused vacation as of the date of termination, 6 monthly payments equal to the Company’s monthly defined contribution for medical benefits, continuation of non-medical benefits for a period of 6 months, and any incentive compensation he would have earned under the SEBP had he remained employed on the date such compensation was paid under the SEBP.  Further, if such executive enters into a separation and consulting agreement, we will pay such executive his base monthly salary at the rate then in effect for a period of six months, or at our option a lump sum payment of such amount.  If such executive does not enter into the separation and consulting agreement, we have the option to provide him with the same benefits as if he did enter into such agreement and such executive will be deemed bound by such agreement, other than with respect to releases of claims and consideration for those releases.

If the employment of Mr. Burgess is terminated as a result of expiration of his employment agreement, Mr. Burgess, subject to such executive entering into a separation agreement and such agreement being fully effective, such executive is entitled to: (i) continued salary for six months from the date of termination; (ii) payment due to him under the SEBP, (iii) payout of all accrued but unused vacation as of the date of termination, and (iv) continuation of the group medical and other insurance benefits, if any, then-provided under the agreement, for a period of six months from the date of termination, subject to the limitations of and to the extent permitted by the policy or policies under which such benefits are provided.

If employment of one of the executives is terminated within 12 months after a change of control by us without cause or by the executive for good reason, subject to such executive entering into a separation agreement and such agreement being fully effective, Mr. Prosi, Mr. Revier and Mr. Burgess, respectively, are entitled to (i) a lump sum payment of an amount equal to (A) one times his base salary then in effect, plus (B) the amount actually paid by us to such executive under the SEBP for the immediately preceding year and (ii) continuation of medical and other insurance benefits for 12 months.  Should the amounts payable to the executive in connection with a change of control result in the executive being subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code the executive would be entitled to a reduced amount such that the excise tax would not be applicable.

The executive is required to protect our confidential information and trade secrets and not to solicit any customers or employees of ours for a period of one year after termination for any reason.  We are required to indemnify him for all expenses incurred in actions relating to his acts arising out of and within the course and scope of his employment that are performed in good faith and in a manner reasonably believe to be in the best interests of us.

Outstanding Equity Awards

The following table shows outstanding equity awards held by the named executive officers at the end of 2007.

Outstanding Equity Awards at Fiscal Year-End For Fiscal Year 2007

	Option Awards (1)							Stock Awards
				Equity
				incentive plan
				awards;					Market
	Number of			Number of				Number of	value of
	Securities	Number of		securities				shares or	shares or
	underlying	securities		underlying				units of	units of
	unexercised	underlying		unexercised		Option		stock that	stock that
	Options	options		unearned		exercise	Option	have not	have not
	Exercisable	Unexercisable		options		price	expiration	vested	vested
	(#)	(#) (2)		(#)		($)	date	(#)	($)
James H. Burgess	27,598	0		n/a		5.00	12/21/2010	n/a	n/a
	3,126	0		n/a		5.00	2/1/2011	n/a	n/a
	1,000	0		n/a		5.25	12/2/2012	n/a	n/a
	4,900	5,100		n/a		11.00	2/15/2015	n/a	n/a
	0	0		20,000	(3)	10.00	11/30/2017	n/a	n/a

Larry A. Prosi	13,200	6,800		n/a		10.50	10/19/2014	n/a	n/a
	4,000	6,000		n/a		12.90	12/8/2015	n/a	n/a
	2,000	8,000		n/a		14.50	10/10/2016	n/a	n/a
	0	0		18,000	(4)	10.25	11/15/2017	n/a	n/a
	0	18,000	(5)	n/a		10.25	11/15/2017	n/a	n/a
	4,178	12,534	(6)	n/a		10.25	11/15/2017	n/a	n/a

Richard H. Revier	27,598	0		n/a		5.00	12/21/2010	n/a	n/a
	2,886	0		n/a		5.00	2/1/2011	n/a	n/a
	1,000	0		n/a		5.25	12/12/2012	n/a	n/a
	4,900	5,100		n/a		11.00	2/15/2015	n/a	n/a
	0	0		20,000	(7)	10.25	11/15/2017	n/a	n/a

A. Vincent Siciliano	57,500	0		n/a		5.00	2/14/2012	n/a	n/a
	10,000	0		n/a		5.25	12/12/2012	n/a	n/a
	46,626	9,550		n/a		7.98	6/17/2013	n/a	n/a
	0	0		40,000	(8)	11.50	10/26/2017	10,000	92,500	(9)

(1)

During November 2005, the Bank accelerated the vesting of all unexpired outstanding stock options that would otherwise have vested at various times during the two years ending December 31, 2007 (the “accelerated vesting period”). Of the total options outstanding at the time, vesting was accelerated on approximately 128,000 options that were scheduled to vest at various times during the accelerated vesting period. Directors and executive officers held approximately 73,000 of these options that were accelerated. This action did not affect options that would have already vested by December 31, 2005, which totaled approximately 585,000. With the consent of the individual optionees, 1st Pacific Bancorp has amended the option agreements such that the shares of common stock issued upon exercise of the options that are accelerated will be subject to a holding period that will require optionees to refrain from selling such shares until the date on which the options would have been permitted to be exercised under the option’s original vesting terms. The decision to accelerate the vesting of these stock options was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following 1st Pacific Bancorp’s adoption of Statement of Financial Accounting Standards No. 123(R).

(2)

On April 5, 2007, the Company adopted the 2007 Omnibus Stock Incentive Plan. Details of this stock-based compensation plan are set forth under Note J of the Notes to Consolidated Financial Statements included in 1st Pacific Bancorp’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 31, 2008.

(3)

Mr. Burgess was granted 20,000 performance based stock options under the Omnibus Plan on November 30, 2007. The vesting of these options is based upon whether the performance goals established by the administrator are met.

(4)

Mr. Prosi was granted 18,000 performance based stock options under the Omnibus Plan on November 15, 2007 (see Note J - Stock-Based Compensation Plans of the 1st Pacific Bancorp 2007 Annual Report). The vesting of these options is based upon whether the performance goals established by the administrator are met.

(5)

Mr. Prosi was granted 18,000 stock options under the Omnibus Plan on November 15, 2007 based on his employment contract. The vesting schedule for these options is 20% on each of the next five (5) anniversaries of the date of grant. As of December 31, 2007, 100% remained unvested.

(6)

Mr. Prosi was granted 16,712 stock options under the Omnibus Plan on November 15, 2007. Mr. Prosi chose to invest his future salary increases into stock options. The compensation value was determined pursuant to the Statement of Financial Accounting Standards No. 123(R). Vesting of 25% of the options occurred immediately and an additional 25% will vest on each of the next three (3) anniversaries of the date of grant. As of December 31, 2007, 75% remained unexercisable.

(7)

Mr. Revier was granted 20,000 performance based stock options under the Omnibus Plan on November 15, 2007 (see Note J - Stock-Based Compensation Plans of the 1st Pacific Bancorp 2007 Annual Report). The vesting of these options is based upon whether the performance goals established by the administrator are met.

(8)

Mr. Siciliano was granted 40,000 performance based stock options under the Omnibus Plan on October 26, 2007 (see Note J - Stock-Based Compensation Plans of the 1st Pacific Bancorp 2007 Annual Report). The vesting of these options is based upon whether the performance goals established by the administrator are met.

(9)

Mr. Siciliano was granted 10,000 shares of stock at the price of $11.50 under the Company’s Omnibus Plan. The stock will fully-vest on December 31, 2010. The market value was calculated using the market value of 1st Pacific Bancorp’s stock as of December 31, 2007.

Pension Benefits

1st Pacific Bancorp does not offer a supplemental executive retirement plan (pension plan).

Director Compensation

1st Pacific Bancorp has developed a compensation strategy for its directors, which is based on comparable pay for an appropriate peer group of bank holding companies.  See the section entitled “Compensation Discussion and Analysis” above for a fuller discussion of the methods used by the Compensation/Personnel Committee to set director compensation for the 2007-2008 term. 1st Pacific Bancorp provides compensation for service as a director only to outside directors.  Inside directors receive no fees for their service on the Board of Directors.

1st Pacific Bancorp has compensated its directors both in cash and with non-qualified stock options. Currently, each director receives a stipend of $24,300 with additional approved amounts for the Chairman, the Vice Chairman, the Audit Committee Chairman, the Loan Committee Chairman and Other Loan Committee members between $2,700 and $8,100 per year. This remuneration is paid to each director on a quarterly basis. No equity was provided to directors during 2006 or 2007.  Each director, who was then on the Board of Directors, received a grant of 2,000 shares on February 22, 2005.  This grant was made at the price of the stock on the last trading day prior to the grant date, which was $11.00 per share. Directors receive only non-qualified stock options.

The table below shows compensation information for 1st Pacific Bancorp’s current and former non-employee directors for fiscal 2007.

Director Compensation Table

For Fiscal Year 2007

	Fees Earned or Paid in Cash	Option Awards		Total
Name	($) (1)	($) (2)		($)
Robert P Cange	25,900	238	(3)	26,138
Ronald J. Carlson	13,500	0		13,500
Albert Colucci	24,667	238	(4)	24,905
Veronica Z. Froman (9)	22,200	238	(5)	22,438
James G. Knight, M.D.	29,600	238	(6)	29,838
Susan Lew	27,133	238	(7)	27,372
Albert Logan, CPA	25,900	238	(8)	26,138
Christopher Scripps McKellar	13,500	0		13,500
Frank Mercardante (10)	12,150	0		12,150

(1)

Effective May 2006, 1st Pacific Bancorp approved a compensation plan for its Directors based on a comparable peer group of banks. The Board Chairman’s retainer was $24,000; the Vice Chairman’s retainer was $22,000. Each Director, who was not a member of the Loan Committee, received an annual retainer of $18,000. Members of the Loan Committee received a retainer of $20,000, which was paid in lieu of meeting fees. Effective May 2007, an annual stipend of $24,300 was approved for each outside director with additional amounts approved for the Chairman, the Vice Chairman, the Audit Committee Chairman, the Loan Committee Chairman and other Loan Committee members of between $2,700 and $8,100 per year. This remuneration is paid to each director on a quarterly basis. See “Director Compensation” above for further details.

(2)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by 1st Pacific Bancorp in fiscal 2007 for option awards as determined pursuant to Statement of Financial Accounting Standards No. 123(R). These compensation costs reflect option awards granted prior to fiscal year 2007. The amounts in the table above reflect the compensation costs recognized by 1st Pacific Bancorp in fiscal 2007 for a stock option grant made on February 22, 2005 to each of its Directors: grant date fair value of $9,300 for a stock option grant to purchase 2,000 shares of common stock made on February 22, 2005 at an exercise price of $11.00.

(3)	Mr. Cange had options to purchase an aggregate of 36,254 shares of common stock outstanding as of December 31, 2007.
(4)	Mr. Colucci had options to purchase an aggregate of 42,962 shares of common stock outstanding as of December 31, 2007.
(5)	Ms. Froman had options to purchase an aggregate of 9,000 shares of common stock outstanding as of December 31, 2007.
(6)	Dr. Knight had options to purchase an aggregate of 48,580 shares of common stock outstanding as of December 31, 2007.
(7)	Ms. Lew had options to purchase an aggregate of 10,500 shares of common stock outstanding as of December 31, 2007.
(8)	Mr. Logan had options to purchase an aggregate of 36,218 shares of common stock outstanding as of December 31, 2007.
(9)	Ms. Froman resigned as a director of 1st Pacific Bancorp on January 16, 2008.
(10)	Mr. Mercardante resigned as a director of 1st Pacific Bancorp on January 24, 2008.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The firm of Vavrinek, Trine, Day & Co., LLP served as 1st Pacific Bancorp’s independent public accountants for the fiscal year ended December 31, 2007 and have been selected by the audit committee to serve again in 2008. Representatives of Vavrinek, Trine, Day & Co., LLP will not be present at the 1st Pacific Bancorp annual shareholder meeting.

Under the procedures established by the audit committee of 1st Pacific Bancorp, all auditing services and all non-audit services performed by Vavrinek, Trine, Day & Co., LLP are to be pre-approved by the Audit Committee, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act.  All of the services provided by Vavrinek, Trine, Day & Co., LLP were pre-approved by the Audit Committee.

Audit Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by Vavrinek Trine Day & Co., LLP in connection with the audit of 1st Pacific Bancorp’s consolidated financial statements as of and for the year ended December 31, 2007 were $60,000.

Aggregate fees, including out-of-pocket expenses, for professional services rendered by Vavrinek Trine Day & Co., LLP in connection with the audit of 1st Pacific Bank of California’s consolidated financial statements as of and for the year ended December 31, 2006 were $45,000.

Audit-Related Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by Vavrinek Trine Day & Co., LLP for audit-related services for the year ended December 31, 2007 were $7,500.  Audit related services in 2007 included a review of 1st Pacific Bancorp’s quarterly reports on Form 10-Q and annual Form 10-K as required by SEC rules and regulations.

Aggregate fees, including out-of-pocket expenses, for professional services rendered by Vavrinek Trine Day & Co., LLP for audit-related services for the year ended December 31, 2006 were $6,000. Audit related services in 2006 included a review of 1st Pacific Bank of California’s quarterly reports on Form 10-Q and annual Form 10-K as required by SEC rules and regulations.

Tax Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by Vavrinek Trine Day & Co., LLP in connection with tax compliance, tax advice and corporate tax planning for the year ended December 31, 2007 were $7,500.

Aggregate fees, including out-of-pocket expenses, for professional services rendered by Vavrinek Trine Day & Co., LLP in connection with tax compliance, tax advice and corporate tax planning for the year ended December 31, 2006 were $5,000.

All Other Fees

In addition to the above, Vavrinek Trine Day & Co., LLP received fees for merger related services ($7,000) and a tax opinion on the merger of Landmark ($5,000) during the year ended December 31, 2007. No additional fees were paid to Vavrinek Trine Day & Co., LLP for the year ended December 31, 2006.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has considered whether the provision of services covered in the preceding paragraphs is compatible with maintaining Vavrinek Trine Day & Co., LLP’s independence. At their regularly scheduled and special meetings, the Audit Committee considers and pre-approves any audit and non-audit services to be performed for 1st Pacific Bancorp by its independent registered public accounting firm. For 2007, those pre-approved audit, audit-related, tax and all other services represented approximately 69%, 9%, 9% and 13%, respectively, of all services that year.

ANNUAL REPORT

THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SEC, UPON WRITTEN OR ORAL REQUEST.

1st PACIFIC BANCORP ALSO POSTS ITS REQUIRED SEC FILINGS ON ITS WEB SITE AT WWW.1stPACBANK.COM.

For documents relating to 1st Pacific Bancorp, direct requests to:

1st Pacific Bancorp
9333 Genesee Avenue, Suite 300
San Diego, California 92121
Attention: Investor Relations
(858) 875-2000

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, brokers with account holders who are shareholders of the Company may be “householding” our proxy materials in which case only one annual report or proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Investor Relations, 1st Pacific Bancorp, at 9333 Genesee Avenue, Suite 300, San Diego, California 92121 or call 858-875-2000.  Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings.  Shareholders of the Company who intend to submit proposals, including proposals for director nominees, to the Company’s shareholders at the 2009 Annual Meeting of Shareholders must submit such proposals to the Company no later than December 11, 2008 in order for them to be included in the Company’s proxy materials for such meeting.  Proposals received by the Company after such date, are considered untimely.  Shareholder proposals should be directed to the attention of the Corporate Secretary of the Company, Robert Cange, at 9333 Genesee Avenue, Suite 300, San Diego, California 92121.  The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement.  Shareholder proposals are subject to certain regulations and requirements under the federal securities laws.

Shareholders who intend to submit proposals to the Company’s shareholders at the 2009 Annual Meeting of Shareholders but intend to submit such proposals on their own, either from the floor or through their own proxy statement and proxy, must, in order for such matters to be voted upon by the Company’s shareholders, give notice of such to the management of the Company by February 15, 2009 (at least 45 days before the date when Company management mails its proxy material for the 2009 meeting).  The persons named as proxies for the 2009 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal not included in the Company’s proxy materials for the meeting, unless the Company receives notice of the proposal within such 45-day period.  If proper notice is received by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

The Company encourages shareholders to communicate with members of its Board of Directors.  Shareholders wishing to communicate with directors may send e-mail to chairman@1stpacbank.com.  All communications will be provided directly to the Board of Directors.

OTHER MATTERS

Management is not aware of any other matters to come before the Meeting.  If any other matter not mentioned in this Proxy Statement is brought before the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — 1ST PACIFIC BANCORP

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 15, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all previous proxies, if any, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders (the “Meeting”), Proxy Statement and Annual Report for the year ended December 31, 2007, and hereby appoints James G. Knight, M.D., or in his absence or inability to act, A. Vincent Siciliano, as attorneys, agents and proxies of the undersigned, with full powers of substitution, to attend and act as proxies of the undersigned at the Annual Meeting of Shareholders of 1st Pacific Bancorp (the “Company”), to be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, California 92122, on Thursday, May 15, 2008 at 8:30 a.m. local time, and at any and all adjournments or continuations thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote, with the same force and effect as the undersigned might or could do if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, IF NO OTHER INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1.

1ST PACIFIC BANCORP

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 am, Pacific Time, on May 15, 2008.

Vote by Internet

•	Log on to the Internet and go to www.investorvote.com/FPBN
•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A     Election of Directors — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1.	To elect the following named persons as directors of the Company to serve until the 2009 Annual Meeting of Shareholders and until their respective successors are elected and qualified:

	01 - Robert P. Cange	02 - Ronald J. Carlson	03 - Albert Colucci	04 - Dr. James G. Knight
	05 - Susan Lew	06 - Albert L. Logan	07 - Christopher S. McKellar	08 - A. Vincent Siciliano

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐

IF CUMULATIVE VOTING FOR DIRECTORS IS REQUESTED, THE PROXY HOLDER WILL HAVE COMPLETE DISCRETION ON VOTING YOUR SHARES.

2.

OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting at any and all adjournments or continuations thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting.

B     Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.	☐

C     Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When signing as attorney, executor, officer, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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